Exhibit 10.1

LEASE

LANDLORD	RIVER RIDGE LIMITED PARTNERSHIP

TENANT	CORBUS PHARMACEUTICALS, INC.

PREMISES	500 RIVER RIDGE DRIVE, NORWOOD, MA

TABLE OF CONTENTS

ARTICLE 1. Reference Data	1
1.1 Subject Referred To	1
ARTICLE 2. Premises and Term	3
2.1 Premises	3
2.2 Term	4
2.3 Option to Extend	5
2.3.1 Option Period	5
2.3.2 Extended Term - Annual Rent	5
ARTICLE 3. Tenant Improvements	6
3.1 Condition of Premises	6
3.2 Tenant’s Work	6
ARTICLE 4. Rent	7
4.1 The Fixed Rent	7
4.2 Additional Rent	8
4.2.1 Personal Property Taxes	8
4.2.2 Operating Costs	8
4.2.3 Insurance	12
4.2.4 Services Furnished by Landlord	13
4.3 Late Payment of Rent	14
4.4 Security Deposit	14
4.5 Electricity Charge	15
ARTICLE 5. Landlord’s Covenants	15
5.1 Affirmative Covenants	15
5.1.1 Heat and Air-Conditioning	15
5.1.2 Electricity	15
5.1.3 Cleaning; Water	16
5.1.4 Elevator; Lighting	16
5.1.5 Repairs	16
5.2 Interruption	16
5.3 Outside Services	16
ARTICLE 6. Tenant’s Additional Covenants	16
6.1 Affirmative Covenants	16
6.1.1 Perform Obligations	17
6.1.2 Repair and Maintenance	17
6.1.3 Compliance with Law	17
6.1.4 Indemnification by Tenant	18
6.1.5 Indemnification by Landlord	18
6.1.6 Landlord’s Right to Enter	18
6.1.7 Personal Property at Tenant’s Risk	18
6.1.8 Yield Up	19
6.1.9 Holdover	19
6.1.10 Rules and Regulations	19
6.1.11 Estoppel Certificate	19
6.2 Negative Covenants	19
6.2.1 Assignment and Subletting	20

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6.2.2 Nuisance	20
6.2.3 Hazardous Wastes and Materials	20
6.2.4 Floor Load; Heavy Equipment	21
6.2.5 Installation, Alterations or Additions	21
6.2.6 Abandonment	21
6.2.7 Signs	21
6.2.8 Parking and Storage	22
ARTICLE 7. Casualty, Eminent Domain	22
7.1 Termination	22
7.2 Restoration	22
7.3 Award	22
ARTICLE 8. Defaults	23
8.1 Events of Default	23
8.2 Remedies	23
8.3 Remedies Cumulative	24
8.4 Landlord’s Right to Cure Defaults	24
8.5 Effect of Waivers of Default	24
8.6 No Waiver, Etc	24
8.7 No Accord and Satisfaction	24
ARTICLE 9. Rights of Mortgage Holders	25
9.1 Rights of Mortgage Holders	25
9.2 Lease Superior or Subordinate to Mortgages	25
ARTICLE 10. Miscellaneous Provisions	26
10.1 Notices from One Party to the Other	26
10.2 Quiet Enjoyment	26
10.3 Lease not to be Recorded	26
10.4 Limitation of Landlord’s Liability	26
10.5 Acts of God	27
10.6 Landlord’s Default	27
10.6.1 Landlord’s Default - Tenant’s Remedy	27
10.7 After Hours and Holiday Heating and Air Conditioning	27
10.8 Applicable Law and Construction	27
10.9 Brokerage	28
10.10 Right of First Offer	28
10.11 Roof Deck	29
10.12 Landlord Work	29

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Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A. Plan showing the Premises.

EXHIBIT B. Legal Holidays

EXHIBIT C. Janitorial Specifications

EXHIBIT D. Rules and Regulations

EXHIBIT E. Shared Conference Center

EXHIBIT F. Description of Landlord’s Work

GUARANTEE

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LEASE

ARTICLE 1.
Reference Data

1.1 Subject Referred To.

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Date of this Lease:	August 21, 2017

Building:	The Building in the Town of Norwood constructed on the parcels of land described on Exhibit A and now known as and numbered 500 River Ridge Drive (the Building and such parcels of land hereinafter being collectively referred to as the “Property”).

Premises:	Approximately 32,733 rentable square feet being the entire second floor of the Building, shown on the floor plan attached as Exhibit A-1.

Rentable Floor Area of Premises:	32,733 square feet

Rentable Floor Area of Building:	100,261 square feet

Landlord:	River Ridge Limited Partnership

Original Notice Address of Landlord:	River Ridge Limited Partnership c/o Cornerstone Corporation 400 Blue Hill Drive Westwood, MA 02090 ATTENTION: Paul J. Tryder

Tenant:	Corbus Pharmaceuticals, Inc.

Original Notice:	100 River Ridge Drive Norwood, MA 02062

Address of Tenant:	500 River Ridge Drive Norwood, MA 02062

Term:	Seven (7) Years

Commencement Date:	See Section 2.2

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Annual Fixed Rent Rate: (Office Space)

For and with respect to the first twelve (12) calendar months, plus the partial month, if any, immediately succeeding the Commencement Date, at the rate of $470,000.00 per annum, payable at the rate of $39,166.67 per calendar month and proportionately at such rate for any partial month.

For and with respect to the next twelve (12) calendar months of the term of this Lease, at the rate of $654,750.00 per annum, payable at the rate of $54,562.50 per calendar month and proportionately at such rate for any partial month.

For and with respect to the next twelve (12) calendar months of the term of this Lease, at the rate of $810,141.75 per annum, payable at the rate of $67,511.81 per calendar month and proportionately at such rate for any partial month.

For and with respect to the next twelve (12) calendar months of the term of this Lease, at the rate of $834,691.50 per annum, payable at the rate of $69,557.63 per calendar month and proportionately at such rate for any partial month.

For and with respect to the next twelve (12) calendar months of the term of this Lease, at the rate of $859,241.25 per annum, payable at the rate of $71,603.44 per calendar month and proportionately at such rate for any partial month.

For and with respect to the next twelve (12) calendar months of the term of this Lease, at the rate of $883,791.00 per annum, payable at the rate of $73,649.25 per calendar month and proportionately at such rate for any partial month.

For and with respect to the balance of the Initial Term of this Lease, at the rate of $908,340.75 per annum, payable at the rate of $75,695.06 per calendar month and proportionately at such rate for any partial month.

Base Operating Costs and Taxes:	The Base Operating Costs Year will be calendar year 2018. The Base Year for Taxes will be Fiscal Year 2018.

Tenant’s Percentage:	The ratio of the Rentable Floor Area of the Premises to the total Rentable Floor Area of the Building, which the parties agree is thirty-two and 65/100 (32.65%) percent.

Permitted Use:	Professional/Business Office and lawful purposes incidental to such use.

Minimum Limits of Liability as set forth in Section 4.2.3:

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Commercial General Liability:	$1,000,000	Per Occurrence, Bodily injury and Property Damage

	$1,000,000	General Aggregate with a Per Location Aggregate Endorsement

	$ 250,000	Any One Fire, Fire Damage

Umbrella Liability:	$2,000,000	Per Occurrence, in excess of underlying limits as set forth above.

Workers’ Compensation:	Statutory

Security Deposit:	The Security Deposit in the amount of $400,000.00 shall be held and disposed of as provided in Section 4.4. The Security Deposit is being delivered to Landlord in the form of a Letter of Credit in the amount of the Security Deposit and the term “Security Deposit” includes, without limitation, the unapplied proceeds of any Letter of Credit delivered to Landlord from time to time pursuant to Section 4.4. The Letter of Credit shall be a standby irrevocable letter of credit, payable on sight, renewed annually which shall have a final expiration date no earlier than thirty (30) days next following the expiration of the term of this Lease, as it may be extended, and shall be issued by a bank and be upon such form as are satisfactory to Landlord in all respects. Provided that the Tenant is not in default under this Lease as of the third (3rd) anniversary of the Commencement Date, the amount of the Security Deposit will be reduced to $300,000.00 and then, provided that the Tenant is not in default under this Lease as of the fourth (4th) anniversary of the Commencement Date, the amount of the Security Deposit will be reduced to $200,000.00. As a condition to any reduction in the Security Deposit for any such amount, Tenant must provide reasonable evidence to Landlord that it has at least $50,000,000 in unencumbered funds in an account in its name at a United States banking institution. Reasonable evidence shall constitute a confirmation letter from a depository entity.

ARTICLE 2.

Premises and Term

2.1 Premises. Landlord hereby Leases to Tenant and Tenant hereby Leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding exterior faces of exterior walls, the common stairways, stairwells, elevators and elevator shafts, and pipes, ducts, conduits, wires and appurtenant fixtures servicing exclusively or in common other parts of the Building, and if Tenant’s space includes less than the entire rentable area of any floor, excluding the central core area of such floor.

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Tenant shall have, as appurtenant to the Premises, rights to use in common, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given written notice: (a) the common lobbies, hallways, stairways and elevators of the Building, (b) the common pipes, ducts, conduits, wire and appurtenant fixtures serving the Premises, (c) common walkways and driveways necessary for access to the Building, (d) the common parking areas serving the Building, and (e) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities in the central core area of such floor.

Tenant shall have the equal right as the other tenants to use the first floor conference center at no cost as shown on Exhibit E. Landlord will establish an internet based reservation system so that the conference center can be reserved in advance. The conference center shall be available between 8:00 a.m. and 6:00 p.m., Monday through Friday, and shall be subject to such reasonable rules and regulations with respect to the same as Landlord may from time to time designate, which may include the reimbursement of out-of-pocket expenses for cleaning expenses incurred in operating the conference center during the period of time that it is being utilized by the Tenant. The Tenant acknowledges that the use of the conference center is on a non-exclusive basis with the other tenants and occupants of the Building and others entitled thereto.

Landlord reserves the right from time to time (with reasonable prior written notice to Tenant, except in emergencies), in such manner as to reduce to a minimum interference with Tenant’s use of the Premises (so long as services to the Premises and the Building’s common areas are not diminished): (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, however located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same.

2.2 Term.

2.2.1 TO HAVE AND TO HOLD for a term (the “Term”) beginning on the Commencement Date and continuing for a period of seven (7) years. The “Commencement Date” shall be the earlier of (x) the date upon which the Tenant’s Work (as defined in Section 3.2 below) shall be substantially completed except for minor punch list items and an occupancy permit has been issued, and (y) the 181st day after the date of the full execution of the Lease. Upon the Commencement Date, the Landlord and the Tenant shall confirm the Commencement Date in writing.

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2.3 Option to Extend.

2.3.1 Option Period. Provided that Tenant is not in default in the performance of its obligations under the Lease either at the time of exercise or at the date the Extended Term is to commence, Tenant shall have the option to extend the Term of this Lease for one (1) additional term of not less than five (5) years nor more than ten (10) years (the “Extended Term”) as set forth in a notice of election of such extension which must be given at least two hundred seventy (270) days prior to the end of the Initial Term, time being of the essence thereof on the same terms and conditions of this Lease, except that annual rent will be determined pursuant to paragraph 2.3.2.

2.3.2 Extended Term - Annual Rent. The Annual Rent for the Extended Term shall be determined as follows:

(a) The annual base rent during the Extended Term shall be equal to an amount representative of the then Fair Market Rent of the Premises as of the commencement of the Extended Term, but in no event less than $908,340.75 per annum. “Fair Market Rent” shall be based on the rent generally payable in the general area of Norwood, Massachusetts for space approximately the same size, level of Landlord improvement and location as the Building for an equivalent term and for similar terms and conditions as contained in the Lease, taking into account all relevant factors.

(b) Within thirty (30) days after Tenant exercises its option to extend, Landlord will advise Tenant in writing (“Landlord’s Rental Notice”) of its determination of Fair Market Rent for the Premises. If Landlord and Tenant cannot agree on the Fair Market Rent for the Extended Term within fifteen (15) day of Tenant’s receipt of Landlord’s Rental Notice, then within thirty (30) days after such failure to reach agreement, Tenant shall have the right to submit to Landlord a notice in writing (“Tenant’s Rental Determination”) stating what Tenant perceives to be the Fair Market Rent projected to the commencement date of the Extended Term. Landlord and Tenant shall again endeavor to agree on the Fair Market Rent. If within fifteen (15) days of Tenant’s submittal of Tenant’s Rental Determination, Landlord and Tenant cannot agree on the Fair Market Rent, they shall each appoint an appraiser who is a member of the Member Appraisal Institute (MAI) of the American Institute of Real Estate Appraisers or a real estate broker with at least five (5) years of experience leasing office space in the area in which the Building is located. In the event either party fails to so appoint an appraiser on or before the day specified in the preceding sentence, the person appointed as the appraiser may appoint an appraiser to represent the expiration of such period. The two appraisers appointed in either manner shall then proceed to appraise the Premises and determine its Fair Market Rent. In the event of their inability to reach a determination of such Fair Market Rent within thirty (30) days after their appointment, then they shall select a third appraiser. Landlord and Tenant agree to be bound by the determination of the Fair Market Rent of the Premises by the mutual agreement of the appraisers or by the determination of the third appraiser, if applicable; provided, however, Landlord and Tenant agree that (a) if said determination exceeds the rental determination set forth in Landlord’s Rental Notice, the Rent during the Extended Term shall equal the amount set forth in Landlord’s Rental Notice, and (b) if said determination is less than Tenant’s Rent Determination, the Fixed Rent during the Extended Term shall equal Tenant’s Rent Determination, and (c) if said rental determination is between Landlord’s Rental Notice and Tenants’ Rental Notice, such rent determination shall be the Fixed Rent. Each party shall be responsible for the fees and disbursements of its appraiser and attorneys, and the parties shall share equally the fees and disbursements of the third appraiser.

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(c) In order to exercise the right to extend as provided in this Section 2.3, the Tenant must give the Landlord written notice nine (9) months prior to the expiration of the Term. As used in this Lease, “Term” shall mean the Initial Term as may be extended hereunder.

ARTICLE 3.

Tenant Improvements

3.1 Condition of Premises.

3.1.1 The Premises are Leased in an “as is” condition. Landlord will make available for Tenant use as part of the Tenant’s work all existing doors to the space. Tenant acknowledges that, except as otherwise expressly provided in this Lease, Landlord has made no warranties or representations as to the condition thereof.

3.1.2 Tenant further acknowledges that Landlord has no present or future intention to make any alterations, renovations or improvements to the Premises except for the Landlord’s Work and the Landlord represents and warrants that the Building has been maintained in good repair and all Building mechanical, plumbing, electrical, HVAC and structural systems and facilities are in good working condition working properly as designed for general office space.

3.1.3 Landlord further represents and warrants that to its knowledge the Building and the Premises are not in violation of any applicable federal, state and local laws, including, without limitation, those relating to environmental, zoning matters and accessibility and that Tenant’s use of the Premises as general office space does not violate or otherwise contravene applicable law.

3.2 Tenant’s Work. Tenant shall perform such work to the Premises as Tenant shall determine in order to prepare the Premises for its initial occupancy, such work to be performed at its sole cost and expenses (except as hereinafter provided) in accordance with all applicable law and in accordance with plans and specifications therefor which Landlord has approved, such approval not to be unreasonably withheld, delayed or conditioned. Promptly after the execution of this Lease, Tenant shall have such plans and specifications prepared and submitted to Landlord no later than ninety (90) days after the date of execution of this Lease. Tenant shall obtain all necessary governmental permits for such work and shall perform such work expeditiously and in a manner which does not cause any undue interference with the operations of any other tenants at the Building. All of such work shall be performed in accordance with reasonable rules and regulations therefor which Landlord has provided. Any contractor performing such work shall maintain commercial general liability insurance in an amount of at least $3,000,000 naming the Landlord as an additional insured and a certificate of such insurance shall be submitted to Landlord prior to the date that any such work is commenced.

In addition the Tenant responsibilities and scope of work are further defined in the Landlord/Tenant Responsibility Matrix which is attached as Exhibit F.

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Landlord shall make available to Tenant a construction allowance (the “Tenant Allowance”) in the amount of One Million Eighty Thousand One Hundred Eighty-Nine Dollars ($1,080,189.00) (subject to reduction as provided in Section 10.12) which Tenant may use for the design and performance of such work as follows: no more than once per calendar month, Tenant may submit to Landlord a Requisition (as that term is hereinafter defined) and Landlord shall pay the amount of the Requisition to Tenant provided that no default of Tenant that has been noticed in writing to the Tenant, then exists and the total amount of all payments made by Landlord to Tenant hereunder shall not exceed $1,080,189.00. Such payments shall be made by Landlord to Tenant within thirty (30) days after the date of its receipt of a Requisition.

As used herein, a Requisition shall mean that Tenant has submitted to Landlord an invoice setting forth the work and services performed to date, itemizing the cost of such work and services, and evidencing the cost of such work and services through paid invoices, receipts and the like, together with a partial lien waiver from the general contractor and all subcontractors having a contract in excess of $2,500.00 and a certificate from Tenant’s architect to Landlord that all of such work has been performed in accordance with the plans and specifications approved by Landlord. The initial Requisition shall be accompanied by a IRS W-9 statement completed by Tenant. The amount of costs and expenses for which a Requisition is made shall not exceed ninety percent (90%) of the actual costs and expenses incurred by Tenant (in other words there shall be a ten percent (10%) holdback until the final Requisition which must be accompanied by a certificate from Tenant’s architect that the work has been completely performed in accordance with said plans and specifications, a certificate of occupancy issued by the Town of Norwood, and final lien waivers from the general contractor and all subcontractors having a contract in excess of $2,500. For the purposes hereof, architects and engineers shall be deemed to be subcontractors. At any time that a Requisition is received a lien has been filed against the Property or a part thereof arising out of Tenant’s Work or such services, then Landlord may withhold from the amount of the Requisition, an amount equal to one hundred fifty percent (150%) of the amount of such lien until such lien has been released of record, through bonding or the like. At the time of each Requisition, Landlord shall have a credit against the amount due and payable in the amount in which Landlord has theretofore paid under this Section. In the event that Tenant does not claim any part of said Allowance within twelve (12) months after the date of this Lease, then Landlord shall have no obligation to pay any such amount.

ARTICLE 4.

Rent

4.1 The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Notice Address of Landlord or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Annual Fixed Rent Rate, in equal installments at the Monthly Fixed Rent Rate (which is 1/12th of the Annual Fixed Rent Rate), in advance, on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion.

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4.2 Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, its pro rata share of increases in Operating Costs and Taxes with respect to the Premises as provided in this Section 4.2 as follows:

4.2.1 Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

4.2.2 Operating Costs. Within a reasonable time after calendar year 2018, Landlord shall provide Tenant with an itemized statement of Base Operating Costs, together with copies of all bills issued by governmental authorities with respect to Taxes included in Base Operating Costs. If, during the Term hereof, Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year shall exceed Base Operating Costs, Tenant shall reimburse Landlord, as Additional Rent, for Tenant’s Percentage of any such excess (such amount being hereinafter referred to as the “Operating Costs Excess”). Tenant shall remit to Landlord, on the first day of each calendar month, estimated payments on account of Operating Costs Excess, such monthly amounts to be sufficient to provide Landlord, by the end of the calendar year, a sum equal to the Operating Costs Excess, as reasonably estimated by Landlord from time to time and set forth in a statement delivered by Landlord to Tenant. If, at the expiration of the year in respect of which monthly installments of Operating Costs Excess shall have been made as aforesaid, the total of such monthly remittances is greater than the actual Operating Costs Excess for such year, as shown on the Annual Statement within thirty (30) days (as hereinafter defined) for such year, Landlord shall pay to Tenant, or credit against the next accruing payments to be made by Tenant pursuant to this subsection 4.2.2, the difference; if the total of such remittances is less than the Operating Costs Excess for such year, Tenant shall pay the difference to Landlord within thirty (30) days from the date of Tenant’s receipt of the Annual Statement. Following each calendar year, Landlord shall furnish to Tenant an itemized statement, in reasonable detail, of the Operating Costs Excess during such year (the “Annual Statement”), prepared, allocated and computed in accordance with generally accepted accounting principles.

Any reimbursement for Operating Costs due and payable by Tenant with respect to periods of less than twelve (12) months shall be equitably prorated.

The Term “Operating Costs” shall mean all costs or expenses incurred for the operation, cleaning, maintenance, repair and up-keep of the Property. More specifically, Operating Costs shall mean the following: snow removal, landscaping and grounds maintenance, parking lot operation and maintenance, security, operation and repair of heating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than maintenance, or repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others or improvements of services provided for the exclusive benefit of other tenants) necessary to keep the Property in good working order, repair, appearance and condition similar to existing conditions; all costs, including material and equipment costs, for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building (exclusive of reimbursement to Landlord for any of same received as a result of direct billing to any tenant of the Building); reasonable payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates to the extent engaged in security and maintenance of the Property (provided that payments to affiliates are not more than would be paid to a third party in arms-length transactions in respect of said services); a reasonable management fee (provided that any management fee paid to an affiliate shall not exceed an amount that would be paid to a third party management company).

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There shall not be included in such Operating Costs brokerage fees (including rental fees) related to the operation of the Building or any other expenditures made by Landlord in connection with any effort to Lease, rent or sell the Building or the Property, except as otherwise expressly provided in this Lease; principal or interest payments on loans secured by mortgages or trust deeds on the Property; depreciation charges incurred on the Property; or expenditures made by Tenant with respect to the provision of electricity to the Premises.

In addition, the following shall not be included in Operating Costs:

(a) except as provide in this subsection (a) any expenses which under generally accepted accounting principles, consistently applied, and sound management practices would not be considered a capital items and expenditures; (e.g. replacement of foundations, roof and roof structure, windows, structural and exterior portions of the walls of the Property and major mechanical systems (including heating, electrical, plumbing, ventilating and air conditioning fixtures and systems and other mechanical equipment and appurtenances). If, during the Term of this Lease, Landlord shall replace any capital items or make any capital expenditures in order to, in either case, comply with future law, effect savings in Operating Costs or keep the Property in good working order, repair, appearance and condition (collectively called “capital expenditures”) that total amount is not includible in Operating Costs for the calendar year in which they were made, there shall nevertheless be included in Operating Costs for each calendar year in which and after such capital expenditure is made the annual charge off of such capital expenditure. Annual charge off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof. (The useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital items) =; and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on the like properties within the locality in which the Building is located;

(b) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of Building operations) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses or such costs that would be normally included in a management fee (e.g., placement/recruiting fees for employees, risk management costs, corporate accounting, employee training programs, health/sports club dues, tickets to special events, bank charges, etc.) and costs incurred for implementation, collection and enforcement of lease or sublease provisions with respect to other tenants in the building;

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(c) costs incurred by Landlord in connection with the correction of defects in design and construction of the Building or Land;

(d) any costs of any services sold or provided to tenants or other occupants for which Landlord or its managing agent is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the basic rent (and escalations thereof).

(e) overhead or profits paid to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services to the Building, or for supplies or other materials, to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis and are consistent with those incurred by similar buildings in the same metropolitan area in which the Building is located;

(f) wages, salaries and other compensation paid to any employee of Landlord and/or Landlord’s managing agent other than employees of Landlord or Landlord’s managing agent to the extent engaged in security and maintenance of the Property;

(g) subject to Tenant’s obligations under the provisions of Section 6.2.3 hereof, any cost or expense related to removal, cleaning, abatement or remediation of “hazardous material” in or about the Building and/or the Land, including without limitation, hazardous substances in the ground, water or soil;

(h) Landlord’s gross receipts taxes, personal and corporate income taxes, inheritance and estate taxes, other business taxes and assessments, franchise, gift and transfer taxes, and all other real estate taxes relating to a period or payable outside the Term of the Lease;

(i) any fines, costs, penalties or interest resulting from the negligence, misconduct or omission of the Landlord or its agents, contractors, or employees;

(j) any rental payments and related costs pursuant to any ground Lease of land underlying all or any portion of the Building and Land or any costs related to any reciprocal agreement;

(k) any rental and any associated costs, either actual or not, for the Landlord’s or Landlord’s management agent’s management and/or leasing office;

(l) costs incurred in connection with upgrading the Building to comply with disability of insurance requirements, or life safety codes, ordinances, statutes, or other laws in effect prior to the Commencement Date, including without limitation the Americans With Disabilities Act, including penalties or damages incurred as a result of non-compliance; and

(m) costs for sculpture, paintings and other objects of art.

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If during any portion of any year for which Operating Costs are being computed (including calendar 2018), the Building was not at least 95% occupied by tenants or if Landlord was not supplying all tenants with the services being supplied hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord to the estimated Operating Costs that would have been incurred if the Building were so occupied by tenants or if such services were being supplied to all tenants, and such extrapolated amount shall, for purposes of this Section 4.2.2, be deemed to be the Operating Costs of such year.

Taxes shall mean all taxes, assessments, betterments and other charges and impositions (including, but not limited to, fire protection service fees and similar charges) levied, assessed or imposed at any time during the Term by any governmental authority upon or against the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon (provided, however, that taxes shall not include any fees or penalties imposed as a result of Landlord’s failure to pay taxes in a timely manner). If, at any time during the Term of this Lease, any tax or excise on rents or other taxes, however described, are levied or assessed against Landlord with respect to the rent reserved hereunder, either wholly or partially in substitution for, or in addition to, real estate taxes assessed or levied on the Property, such tax or excise on rents shall be included in taxes; however, taxes shall not include franchise, estate, inheritance, succession, capital levy, transfer, income or excess profits taxes assessed on Landlord or affiliates, including beneficiaries. Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment.

If in any fiscal tax year after the fiscal tax year ending June 30, 2019, Taxes shall exceed the Taxes for the Base Year for Taxes, then Tenant shall pay Landlord Tenant’s Percentage thereof within thirty (30) days after billing therefor, and Tenant thereafter shall pay to Landlord monthly, together with Fixed Rent, an amount equal to that of the estimated amount of such excess, subject to year end adjustment when the actual Taxes have been determined. If Landlord receives an abatement or refund for Taxes in respect of any tax year where Tenant paid Tenant’s Percentage of such excess then Landlord shall remit to Tenant Tenant’s Percentage of such abatement or refund net of the costs of obtaining the same, but not in excess of the amount Tenant paid.

Provided Landlord is not prosecuting an abatement with respect thereto, Tenant may prosecute appropriate proceedings for abatement or reduction of any taxes with respect to which Tenant is required to make payments as hereinbefore provided, such proceedings to be conducted jointly with any other parties, including Landlord, who have contributed to the payment of such taxes and Tenant agrees to save Landlord harmless from all costs and expenses incurred on account of Tenant’s participation in such proceedings. Landlord, without obligating itself to incur any costs or expenses in connection with such proceedings shall cooperate with Tenant with respect to such proceedings so far as reasonably necessary. Any abatement or reduction effected for such proceedings shall accrue to the benefit of Tenant and Landlord and such other parties as their interests may appear according to their respective contributions to the taxes involved in any such proceedings.

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Tenant or its accountants shall have the right to inspect, at reasonable times and in a reasonable manner, during the ninety (90) day period following delivery of any Annual Statement of Landlord with regard to Operating Costs Excess and Taxes, such of Landlord’s books of account and records as pertain to and contain information concerning Operating Costs and Taxes in order to verify the amounts charged to Tenant in respect thereof.

4.2.3 Insurance. Tenant shall maintain throughout the Term, the following insurance which shall be arranged with insurance carriers licensed to provide such insurance in the Commonwealth of Massachusetts. Insurance carriers shall be subject to the reasonable approval of Landlord.

All insurance required shall be evidenced to Landlord by the presentation of certificates of insurance prior to the commencement of the Lease Term. All certificates shall identify the Landlord and its address as certificateholder, and shall provide the Landlord with a minimum of thirty (30) days advance notice of cancellation, intent to not renew, or material change to the terms or conditions of the policy coverage.

General Liability

Commercial general liability insurance on an occurrence form insuring Tenant as primary insured (and naming Landlord (and its reasonable designees) as an additional insured) against all claims, loss, costs, expenses and demands for death or injury to persons or damage to property which may be claimed to have occurred as a result of the acts or omissions of the Tenant, and insuring the indemnification obligation of Tenant as specified in Section 6.1.4 of the Lease, with minimum limits of liability as set forth in Section 1.1 of the Lease. Landlord shall be named as an additional insured, and the policy shall contain a provision that allows the Tenant to waive its rights of recovery against other parties.

Workers’ Compensation

Workers’ compensation insurance covering all of the Tenant’s employees in accordance with the laws of the Commonwealth of Massachusetts, with minimum employers liability limits as specified in Section 1.1 of the Lease, but no less than limits necessary to meet the underlying requirements of umbrella liability.

Umbrella Liability

Umbrella Liability insurance on a per occurrence basis providing coverage for the benefit of Landlord and Tenant in excess of the insurance specified herein, with minimum limits of liability as set forth in Section 1.1 of the Lease. Landlord shall be named as an additional insured.

Property Insurance

All risk property insurance, including flood and earthquake, covering all Tenant’s furniture, fixtures, equipment, improvements and other property of Tenant, or property of others for which the Tenant is responsible, at full insurable replacement cost.

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Landlord’s Insurance

Landlord shall maintain, throughout the Term

(i) all risk fire and casualty insurance on a replacement value, agreed amount basis with such deductibles as Landlord may consider appropriate;

(ii) commercial general liability insurance for injury to person or property occurring in the common areas of the Building and the Property with such deductibles as Landlord may consider appropriate but in no event less than what the Tenant is required to maintain under this Lease.

Waiver of Subrogation

Landlord and Tenant each waives any claim it might have against the other for any injury to or death of any person or persons or damage to or theft, destruction, loss, or loss of use of any property (a “Loss”), to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, Leasehold improvements, or business, or, in the case of Tenant’s waiver, is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such loss. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

4.2.4 Services Furnished by Landlord. Tenant shall have access to the Building and Premises 24 hours per day and 7 days per week. Landlord shall, at its expense, furnish, as incident to this Lease, the following services and utilities:

1)	Heat and air conditioning in reasonable amounts and as appropriate to the reasonable comfort of the Tenant shall be provided at Landlord’s expense Monday through Friday from 8:00 A.M. to 6:00 P.M. and 8:00 A.M. to Noon on Saturdays, excluding legal holidays which are listed on Exhibit B.

2)	The management of the Property;

3)	To the extent required under Section 5.1.5 keeping the Building and common areas and HVAC and other systems in good order, repair and condition.

4)	Clean Tenant’s Premises Monday through Friday in conformity with normal first class office standards, excluding legal holidays.

5)	Clean the common areas of the Property Monday through Friday in conformity with normal first class office standards excluding legal holidays.

6)	Electricity for lights and plugs shall be separately submetered at Landlord’s expense, and paid for by the Tenant. Landlord shall install and replace Building standard light bulbs at Tenant’s expense.

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Landlord reserves the right to interrupt, curtail, stop or suspend the furnishing of any services and the operation of the plumbing and electric systems due to any event beyond the reasonable control of Landlord, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strike or other labor trouble, a national health emergency or compliance with any order or regulation of any government entity acting with color of right (each a Force Majeure Event”). There shall be no diminution or abatement of rent or other compensation due from Tenant to Landlord hereunder, nor shall this Lease be affected or any of the Tenant’s obligations hereunder be reduced, and the Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems as in this Article 4; provided, that Landlord exercises reasonable diligence to restore such services and Landlord’s negligence or misconduct was not the cause of the same.

Landlord also reserves the right, with reasonable advance written notice to Tenant to interrupt, curtail, stop or suspend the furnishing of any services to the Building for the purpose of making repairs, alterations, replacements or improvements which, in the reasonable judgment of the Landlord, are necessary or desirable to be made; provided, that Landlord exercises reasonable diligence to reduce any interruptions to Tenant’s business.

4.3 Late Payment of Rent. If any installment of rent is paid more than fifteen (15) days after the date the same was due, and if on a prior occasion in the twelve (12) month period prior to the date such installment was due an installment of rent was paid more than fifteen (15) days after the same was due, then Tenant shall pay Landlord a late payment fee equal to five (5%) percent of the overdue payment.

4.4 Security Deposit. Upon signing this Lease, Tenant shall provide Landlord with a standby irrevocable letter of credit issued by a bank reasonably satisfactory to Landlord and in commercially reasonable form in an amount equal to $400,000.00. Said letter of credit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed. The security deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. The letter of credit shall provide for an annual term of twelve months and will be renewed annually by the Tenant and unless it is renewed or replaced at least 60 days prior to its maturing, Landlord may draw down the letter of credit in full and hold the same as a cash security deposit hereunder. For the final year of the lease the term of the letter of credit shall be not less than thirty (30) days after the stated expiration date of this Lease.

If the Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of the Tenant, or Tenant breach any of its obligations under this Lease, then Landlord may after written notice to Tenant and a reasonable time to cure, and after all applicable grace/notice periods have expired without such rent being paid or such breach being cured to the reasonable satisfaction of Landlord , at its option and without prejudice to any other remedy which Landlord may have on account thereof, draw down on such letter of credit in such amounts as may be necessary to compensate Landlord toward the payment of Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security to the original sum. Should Tenant comply with all of said terms and promptly pay all of the rentals as they fall due and all other sums payable by Tenant to Landlord, such letter of credit shall duly expire.

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In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

4.5 Electricity Charge. In addition to the Annual Fixed Rent, the Tenant shall pay to the Landlord for actual electricity charges for lights and plugs in the Premises based on the submeter’s calculation of electrical consumption. The Landlord shall bill Tenant for electricity charges (which billing may be made monthly) subject Landlord’s review of Tenant’s actual usage based on submeter readings and the cost of the electricity paid by the Landlord, and Tenant shall pay any such bill within fifteen (15) days. Upon request, the Landlord will provide the Tenant copies of its electrical bills.

ARTICLE 5.

Landlord’s Covenants

5.1 Affirmative Covenants. Landlord covenants with Tenant:

5.1.1 Heat and Air-Conditioning. To furnish to the Premises, and maintain in good working condition heat and air-conditioning, reserving the right, at any time, to change energy or heat sources, (provided that Landlord shall use commercially reasonable efforts not to unreasonably interfere with Tenant’s business or otherwise inconvenience Tenant) sufficient to maintain the Premises at comfortable temperatures as generally maintained in comparable office buildings within the geographic area in which the Building is located (subject to all federal, state and local regulations relating to the provision of heat). Landlord will provide that HVAC system is in good working order when Tenant occupies the Premises and the Landlord will repair or replace any defective VAV boxes in the Premises prior to the Tenant occupying the Premises.

5.1.2 Electricity. To furnish to the Premises separately metered electricity for Tenant’s Permitted Uses in amounts adequate for general office purposes. If Tenant shall require electricity in excess of reasonable quantities for Tenant’s Permitted Uses and if (i) in the reasonable judgment of a qualified electrical engineer, Landlord’s facilities are inadequate for such excess requirements, or (ii) such excess use shall result in an additional burden on the Building utilities systems and additional cost to Landlord on account thereof, as the case may be, (a) Tenant shall, upon demand, reimburse Landlord for such additional cost, as aforesaid, or (b) Landlord, upon written request, and at the sole cost and expense of Tenant, will furnish and install such additional wire, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant (if electricity therefor is then available to Landlord), provided that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage or injury to the Building or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs.

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5.1.3 Cleaning; Water. To provide cleaning to the Premises in accordance with cleaning and janitorial standards set forth in Exhibit C; and to furnish hot and cold water for the kitchenette included in the Premises and ordinary cleaning, lavatory and toilet facilities.

5.1.4 Elevator; Lighting. To furnish elevator service from the lobby to the Premises; and to provide adequate lighting to public and common areas of the Building comparable to that supplied to other office buildings within the geographic area in which the Building is located.

5.1.5 Repairs. Except as otherwise expressly provided herein, to make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas (including pavement and parking area lighting), facilities and plumbing, electrical, heating, ventilating and air-conditioning systems of the Building (including but not limited to any repairs or replacements defined as a capital expenditure above) as may be necessary to keep them in good repair and working order and condition (exclusive of special equipment installed by Tenant) and except for those repairs required to be made by Tenant pursuant to Section 6.1.3 hereof and repairs or replacements occasioned by any willful act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees).

5.2 Interruption. Landlord shall be under no responsibility or liability for failure or interruption of any of the above described services, repairs or replacements caused by a Force Majeure Event; provided, that Landlord uses commercially reasonable efforts to cure such failure or interruption and Landlord’s negligence or misconduct did not contribute to the same. Provided that Landlord uses commercially reasonable efforts to cure such failure or interruption and Landlord’s negligence or misconduct did not contribute to the same, such Force Majeure Event shall not be construed as an eviction of Tenant, actual or constructive, nor shall Tenant be released from prompt fulfillment of any of its covenants under this Lease.

5.3 Outside Services. In the event Tenant wishes to provide outside services for the Premises over and above those services to be provided by Landlord as set forth herein, Tenant shall first obtain the prior written approval of Landlord for the installation and/or utilization of such services, which approval shall not be unreasonably withheld or delayed. (“Outside services” shall include, but shall not be limited to, cleaning services, television, so-called “canned music” services, security services and the like.) In the event Landlord approves the installation and/or utilization of such services, such installation and utilization shall be at Tenant’s sole cost, risk and expense. Landlord acknowledges that Tenant, subject to Landlord’s approval, not to be unreasonably withheld, as to the identity of the provider or the method of installation, shall have the right to have the following within the Premises: vending, catering, security guard service and security system.

ARTICLE 6.

Tenant’s Additional Covenants

6.1 Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

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6.1.1 Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2 Repair and Maintenance. Except as otherwise provided herein, to maintain in the Premises any special equipment (i.e. dedicated cooling equipment in a computer room but excluding HVAC equipment for the general office space ) installed by Tenant in good working order and condition; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that injured or broken; and to make as and when needed as a result of misuse by, or neglect of Tenant or Tenant’s servants, employees, agents, invitees or licensees or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. Landlord, upon default of Tenant hereunder and upon prior notice to Tenant, may elect, at the reasonable expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect of Tenant or Tenant’s servants, employees, agents, contractors, customers, patrons, invitees, or licensees.

6.1.3 Compliance with Law. The Tenant will not use or occupy, or permit any portion of the Premises to be used or occupied (a) in violation of any law, ordinance, order, rule, regulation, certificate of occupancy, or other governmental requirement, or (b) for any disreputable business or purpose, or (c) in any manner or for any business or purpose that creates risks of fire or other hazards, or that would, in any way violate, suspend, void or increase the rate of fire or liability or any other insurance of any kind at any time carried by Landlord on the Building in which the Premises are located. The Tenant will comply with all laws, ordinances, orders, rules, regulations or other governmental requirements relating to the use, condition or occupancy of the Premises and all rules, orders, regulations and requirements of the board of fire underwriters, or other similar body, having jurisdiction over the Building. The Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord appropriate assurance or security against any loss, cost or expense on account thereof. Landlord acknowledges that the Premises are currently free of any violation of any governmental order or regulation.

Any increase in the cost of insurance carried by Landlord documented in writing to Tenant, attributable to Tenant’s activities, property or improvements in the Premises or Tenant’s failure to observe its obligations under this Lease will be payable by Tenant to Landlord, from time to time, on demand or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the negligence, fault or misconduct of Landlord, its agents, servants or employees. In respect of all of the foregoing, Tenant shall indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

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6.1.4 Indemnification by Tenant. To the extent permitted by law to save Landlord harmless, and to exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises, except if the same was caused by the negligence, fault or misconduct of Landlord, its agents, servants or employees. In respect of all of the foregoing, Tenant shall indemnify Landlord from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

6.1.5 Indemnification by Landlord. To the extent permitted by law to save Tenant harmless, and to exonerate and indemnify Tenant from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property caused by Landlord, its agents, servants or employees. In respect of all of the foregoing, Landlord shall indemnify Tenant from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant and at Landlord’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

6.1.6 Landlord’s Right to Enter. To permit Landlord and its agents to enter into and examine the Premises, to show the Premises (only during the final 9 months of then current term; provided that Tenant did not exercise its right to renew pursuant to Section 2.3 above) and to make repairs to the Premises. Except in emergencies, such entry shall be after reasonable notice to Tenant and at reasonable times.

6.1.7 Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, unless caused by the negligence, fault or misconduct of the Landlord except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law.

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6.1.8 Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove such installations made by it as Landlord may request (provided that the Landlord notified the Tenant that such alterations must be removed at the time such alterations were approved by the Landlord) and all Tenant’s signs wherever located; to repair all damage caused by such removal and to yield up the Premises broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease subject to reasonable wear and tear and damage by fire or other casualty. Any property not so removed after notice to Tenant shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the reasonable cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the Term and prior to its performance of its obligations under this subsection 6.1.8. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

6.1.9 Holdover. If the Tenant remains in the Premises beyond the expiration or earlier termination of this Lease, such holding over shall be without right and shall not be deemed to create any tenancy, but the Tenant shall be a tenant at sufferance only at a daily rate of rent equal to one hundred fifty percent (150%) times the rent and other charges in effect under this Lease as of the day prior to the date of expiration of this Lease.

6.1.10 Rules and Regulations. To comply with all reasonable Rules and Regulations of general applicability to all tenants of the Building hereafter made by Landlord, of which Tenant has been given written notice. A copy of the current Rules and Regulations are attached hereto as Exhibit D, and Landlord reserves the right to change the same from time to time. Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such Rules and Regulations. The Landlord agrees to use reasonable efforts to see to it that other tenants of the Building conform to such Rules and Regulations.

6.1.11 Estoppel Certificate. Upon not less than fifteen (15) days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Fixed Rent and Additional Rent and other charges have been paid. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Upon not less than fifteen (15) days’ prior written request by Tenant, Landlord agrees to execute, acknowledge and deliver to Tenant a similar estoppel certificate, including a statement as to whether Tenant is in default, in a form reasonably acceptable to Landlord.

6.2 Negative Covenants. Tenant covenants at all times during the Term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

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6.2.1 Assignment and Subletting. Not to assign or sublet all or any portion of the Premises without the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed. In the event Landlord consents to a subletting or assignment of all or any portion of the Premises, it shall be a condition of any such subletting or assignment that the sublessee or assignee agree in writing with Landlord to be bound by each and every term, covenant and condition contained in this Lease. Tenant shall have the right, without Landlord’s consent, to assign this Lease to an entity controlling, controlled by or under common control with Tenant or to a corporation into which Tenant is merged or consolidated so long as, on the completion of such merger, consideration, acquisition or assumption, the successor has a net worth not less than the Tenant’s net worth, immediately prior to such merger, consolidation, acquisition or assumption. No assignment or subletting shall relieve the Tenant of its obligations hereunder. It shall be a condition to any assignment that the assignee shall agree to be bound by all obligations of the Tenant coming due after such assignment and that Landlord may rely on such agreement.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the Term of the assignment or sublease in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable expenses of Tenant in connection with the assignment or sublease, to pay to Landlord as additional rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

6.2.2 Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is contrary to any law or ordinance or which will invalidate any of Landlord’s insurance; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3 Hazardous Wastes and Materials. Not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Property, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use or disposal by Tenant (or any person claiming by, through or under Tenant including, without limitation, all customers, employees and suppliers of Tenant) of hazardous wastes, hazardous materials or oil, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems. Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities with respect to same.

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6.2.4 Floor Load; Heavy Equipment. Not to place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law, which for purposes of this subsection, is 125 lbs. per square foot. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight or fixtures into or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize.

6.2.5 Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises not to permit the making of any holes (other than by small nails and screws for hanging pictures and the like) or for the purpose of running telephone and data communications wiring in the walls, partitions, ceilings or floors without on each occasion obtaining the prior written consent of Landlord, and then only pursuant to plans and specifications approved in writing by Landlord in advance in each instance; Tenant shall pay promptly when due the entire cost of any work to the Premises undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials, and at Landlord’s request Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any work commenced by Tenant will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrance arising out of such work. In any event, Tenant shall forthwith bond against or discharge any mechanics’ liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant’s sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work; provided, that in the event of a third party claim, Tenant shall have the right to defend such claim with counsel reasonably acceptable to Landlord.

6.2.6 Abandonment. Not to abandon or vacate the Premises during the Term, except that a temporary cessation of Tenant’s business upon the Premises shall not be considered abandonment or vacation where such cessation is caused by (i) Tenant’s employee vacation policy; (ii) temporary labor or economic conditions, war or acts of God or any Force Majeure event;; or (iii) repairs, renovations or improvements conducted in accordance with the terms of this Lease.

6.2.7 Signs. No signs or blinds may be put on or in any window by Tenant or on the Building’s facade without the prior written consent of Landlord. Any signs or lettering in the public corridors or on the doors must be submitted to Landlord for written approval before installation which shall not be unreasonably withheld or delayed. Said submissions must be professionally drawn to scale. Neither Landlord’s name, nor the name of the Building shall be used without Landlord’s consent in any advertising material (except on business stationery or as an address in advertising matter) nor shall any such name, as aforesaid, be used in any undignified, confusing, detrimental or misleading manner. Landlord shall provide Tenant’s signage as part of its directory listing within the Building and Tenant shall have the right, subject to receipt of applicable governmental permits and licenses, to install signs at the Tenant’s expense as follows: monument signage facing Route 1, monument signage at the road upon entrance to the Building, an exterior sign attached to the Building. All of such signage shall be installed by Tenant at its sole cost and expense in accordance with plans and specifications therefor which Landlord has approved. Tenant shall have the obligation to maintain such signage and good order and condition.

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6.2.8 Parking and Storage. Tenant, its employees, visitors and guests shall park in designated areas only and agrees not to store any vehicles on the Property for more than twenty four (24) hours without permission from the Landlord. Landlord will provide parking for Tenant and other tenants of the Building on a first come, first served basis at a ratio of 3.4 parking spaces per 1,000 rentable square feet of space within the Building without charge to Tenant.

ARTICLE 7.

Casualty, Eminent Domain

7.1 Termination. In the event that greater than fifty percent (50%) of the Building or the Lot shall be taken by any public authority or for any public use or destroyed by the action of any public authority (a “Taking”), then this Lease may be terminated by either Landlord or Tenant effective on the effective date of the Taking. In the event that the Premises shall be destroyed or damaged by fire or casualty (a “Casualty”) and, if Landlord’s architect, engineer or contractor shall determine that it will require in excess of one hundred eighty (180) days from the date of the Casualty to restore the Premises, this Lease may be terminated by either Landlord or Tenant by notice to the other within thirty (30) days after the casualty. In the case of a Taking, such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the Taking

7.2 Restoration. In the event of a Taking or a Casualty, if neither Landlord nor Tenant exercises the election to terminate provided in Section 7.1, this Lease shall continue in force and a just proportion of the Fixed Rent and other charges hereunder, according to the nature and extent of the damages sustained by the Premises, but not in excess of an equitable portion of the net proceeds of insurance recovered by Landlord under the rental insurance carried pursuant to Section 4.2.3, shall be abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to Section 7.1, Landlord covenants to do with reasonable diligence at Landlord’s expense. Landlord’s obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered or damages awarded for such Casualty or Taking and made available for restoration by Landlord’s mortgagees. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including, without limitation, fees and expenses for legal and appraisal services.

7.3 Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request.

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ARTICLE 8.

Defaults

8.1 Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for ten (10) days after written notice from Landlord designating such default or if within thirty (30) days after written notice from Landlord to Tenant specifying any other default or defaults Tenant has not commenced diligently to correct the default or defaults so specified or has not thereafter diligently pursued such correction to completion, or (b) if any assignment of the Lease shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (c) if Tenant’s Leasehold interest shall be taken on execution, or (d) if a lien or other involuntary encumbrance is filed against Tenant’s Leasehold interest, and is not discharged within ten (10) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord may, to the extent permitted by applicable law, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statuary rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived) and Landlord, without notice to Tenant, may store Tenant’s effects, and those of any person claiming through or under Tenant, at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

8.2 Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant covenants to pay punctually to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord’s reasonable expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting (excluding the cost of any buildout incurred for any new tenant), it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant’s liability as aforesaid. In lieu of the foregoing, Landlord may elect to recover, and Tenant shall pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term discounted at the then discount rate of the Federal Reserve Bank of Boston. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said residue. Landlord agrees to use commercially reasonable efforts to mitigate damages.

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8.3 Remedies Cumulative. Any and all rights and remedies which Landlord or Tenant may have under this Lease, and at law and in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4 Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time, after written notice to Tenant as required by Section 8.1, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys’ fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with lawful interest thereon from the date of payment by Landlord to the date of payment by Tenant.

8.5 Effect of Waivers of Default. Any consent or permission by either party hereunder to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6 No Waiver, Etc. The failure of either party hereunder to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by either party hereunder to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check of payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

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ARTICLE 9.

Rights of Mortgage Holders

9.1 Rights of Mortgage Holders. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word “holder” shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees on request of Landlord to execute and deliver from time to time any agreement which may be necessary to implement the provisions of this Section 9.1.

9.2 Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or any property of which the Premises are a part if Landlord shall elect by notice to Tenant to subject or subordinate the rights and interest of Tenant under this Lease to such mortgage or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such elections and upon notification by Landlord to that effect, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any future mortgages, the holder thereof agrees (i) to abide by the terms and conditions of this Lease and (ii) not to disturb the possession of Tenant so long as Tenant is not in default hereunder). Tenant agrees it will, upon request of Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

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At the request of Tenant, Landlord shall obtain on Tenant’s behalf an agreement from any present holder of a mortgage on the Property that such holder, in exercising any of its rights under such mortgage, shall not disturb the possession or any other rights of Tenant under this Lease and that such mortgagee will accept Tenant as Tenant of the Premises under the terms and conditions of this Lease so long as Tenant performs its obligations hereunder and agrees to attorn to such mortgagee.

ARTICLE 10.

Miscellaneous Provisions

10.1 Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant and after the Commencement Date at the Premises or such other address as Tenant shall have last designated by notice in writing to Landlord, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, or when delivered to such address by hand or by Federal Express or comparable overnight courier.

10.2 Quiet Enjoyment. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

10.3 Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.

10.4 Limitation of Landlord’s Liability. The term “Landlord” as used in this Lease so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property, and in the event of any transfer or transfers of title to said Property, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said Leasehold interest or fee, as the case may be. Notwithstanding the foregoing (1) Landlord shall not be released from its obligations under this Lease unless the transferee agrees in writing, for the benefit of the Tenant, to assume Landlord’s obligations under the Lease from and after the date of transfer; and (2) if Landlord assigns its interest in this Lease as additional security, this assignment shall not release Landlord from its obligations under this Lease. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property and in the rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability. Landlord hereby covenants and represents that it is as of the date of this Lease the sole owner of the Building and the Property. In no event shall the Landlord ever be liable to the Tenant for consequential or indirect damages, lost profits or the like.

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10.5 Acts of God. In any case where either party hereto is required to do any act, then delays caused by or resulting from a Force Majeure Event shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a “reasonable time”, and such time shall be deemed to be extended by the period of such delay; provided that the affected party uses commercially reasonable efforts to minimize such delay and the affected party’s negligence or misconduct did not contribute to the same. However, Force Majeure should not delay the payment of rent.

10.6 Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days after notice thereof or such additional time as is reasonably required to correct any such default provided within such time Landlord has taken material affirmative action to cure.

10.6.1 Landlord’s Default - Tenant’s Remedy. If Tenant is prevented from using and does not use, all or part of the Premises as a result of Landlord’s default and, if the default continues for five consecutive business days after Landlord’s receipt of notice from Tenant of the alleged default, the Fixed Rent and Additional Rent payable under this Lease shall be abated or reduced from that 5 day period for such time that Tenant continued to be prevented from using, and does not use, the affected area (meaning the part that is the specific subject of the default and surrounding areas of the Premises, if any, the use of which is negatively affected by the default)of the Premises, in the proportion that the affected area bears to the total rentable area of the Premises.

10.7 After Hours and Holiday Heating and Air Conditioning. Heating and air conditioning can be provided to Tenant during evenings, weekends and holidays provided that the Landlord receives at least twenty four (24) hours prior written notice from the Tenant of the need for heat or air conditioning. The charge for such service is thirty five ($35.00) dollars per hour which amount is subject to increase as utility costs increase. Any charges for this service shall be due and payable on the first of the following month.

10.8 Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, the words “Landlord” and “Tenant” appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

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10.9 Brokerage. Landlord and Tenant represent to each other that they have not dealt with any real estate brokers or sales representatives other than CB Richard Ellis/New England (“Brokers”) in connection with this Lease. Landlord agrees to indemnify and hold harmless Tenant, and Tenant agrees to indemnify and hold harmless Landlord from and against all threatened or asserted claims, liabilities, costs or damages (including reasonable attorney’s fees and disbursements) which they may incur as a result of a breach of this representation. Landlord agrees to pay Broker commission(s) in accordance with a separate written agreement.

10.10 Right of First Offer. Provided that and so long as Tenant is not in default hereunder beyond the expiration of applicable notice and cure periods and Tenant and its Affiliates occupy substantially all of the Premises, then Tenant shall have the following right of first offer with respect to any space in the Building.: Landlord shall provide notice (the “Offer Notice”) to Tenant offering the space to Tenant prior to signing any bona fide Letter of Intent for any space on the first floor. Tenant acknowledges that the third floor of the Building is currently occupied by another tenant (the “Other Tenant”) under a long-term lease and the right of first offer herein for the third floor premises shall go into effect only after the Other Tenant has vacated the third floor premises. Tenant also acknowledges that the Other Tenant likewise has a right of first offer with respect to the first floor premises that becomes effective only after the first lease is executed for the entire space or a portion of the space and that in the event that the Other Tenant exercises its rights under its right of first offer for the entire first floor or a portion of the first floor premises, its rights shall take precedence over the rights herein granted to the Tenant.

The Offer Notice shall describe the space and the rental therefor which Landlord requires, and the other financial terms and conditions of such leasing, and the proposed term thereof. If within ten (10) days after the date of the Offer Notice, the Tenant gives notice to Landlord accepting the offer set forth in the Offer Notice, then the same shall become a leasing between Landlord and Tenant upon all of the terms and conditions set forth in this lease, except that the financial terms and conditions set forth in the Offer Notice shall apply to said offered premises and Landlord and Tenant shall enter into an amendment to this lease confirming such leasing. If Tenant does not respond to Landlord within such ten (10) day period or fails to execute such an amendment within fifteen (15) days after its receipt thereof from Landlord, then Landlord shall have the right to enter into a lease for the offered premises with a third party upon such terms and conditions as the Landlord determines.

Notwithstanding anything to the contrary contained in this Section, if at the time that space becomes available for leasing there are less than two (2) years then remaining in the term of this lease and no option to extend then exists, then Landlord shall not be obligated to offer such space to Tenant but if at such option to extend exists, then Landlord shall send the Offer Notice to Tenant. Tenant will have ten (10) days to accept the terms and conditions contained in the Offer Notice and thirty (30) days to negotiate terms and conditions to extend the term of the Premises or exercise its renewal option; otherwise Tenant shall not have the right to lease the premises set forth in the Offer Notice.

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10.11 Roof Deck. Provided that Tenant obtains all necessary governmental licenses and approvals, Tenant shall have the right to construct an accessible roof deck with access to the deck through the Tenant’s cafeteria on the front of the Building, the size, design and specific location of the roof deck to be subject to the Landlord’s reasonable approval. Said roof deck shall be constructed at Tenant’s sole cost and expense and Tenant shall maintain the same in good order and condition and shall be responsible for any damage to the Building including, without limitation, the roof as a result of the construction, installation, maintenance or operation of said roof deck. Said roof deck, once constructed, shall be deemed to be part of the Tenant’s Premises for all purposes under this Lease, but in no event adding rentable square footage to the Premises. Tenant shall utilize the roof deck in a manner which does not cause any interference with the operations of other tenants at the Building and is consistent with the image and quality of the Building.

10.12 Landlord Work Landlord is currently performing the following improvements to the Building: the installation of a new roof and updating the rooftop HVAC units and shall complete such work prior to the Commencement Date. In addition thereto, Landlord shall perform the following work which shall be completed prior the Commencement Date: Landlord shall relocate the first floor HVAC units which are visible from the second floor so that the same shall no longer be visible from the second floor and shall replace the first floor roof within a new rubber membrane. Said work shall be performed by Landlord at its sole cost and expense.

In addition thereto, Landlord shall modify the main staircase from the first floor to the second floor Premises in accordance with a plan prepared by Landlord and reasonably approved by Tenant and the cost of such modification shall be deducted from the Tenant Allowance. Landlord shall complete such work prior to the Commencement Date provided, subject to any delays caused by Tenant. In addition the Landlord responsibilities are further defined in the Landlord/Tenant Responsibility Matrix which is attached as Exhibit F.

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IN WITNESS WHEREOF, the parties hereby have executed this Indenture of Lease in multiple copies, each to be considered an original hereof, as a sealed instrument on the day and year noted in Exhibit I as the Execution Date.

LANDLORD:

RIVER RIDGE LIMITED PARTNERSHIP

By:	Cornerstone Corporation
Its Managing Agent

By:	/s/ Paul J. Tryder
Paul J. Tryder
President

TENANT:

CORBUS PHARMACEUTICALS, INC.

By:	/s/ Yuval Cohen
Name:	Yuval Cohen
Its:	Chief Executive Officer
Hereunto duly authorized

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exhibit a

legal description

A-1

A-2

exhibit a-1

EXHIBIT A-1

500 RIVER RIDGE
NORWOOD, MA
SECOND FLOOR

A-1-12

exhibit B

HOLIDAY SCHEDULE FOR 500 RIVER RIDGE DRIVE

MONTH	HOLIDAY

January	New Year’s Day

February	Presidents’ Day

April	Patriot’s Day

May	Memorial Day

July	Independence Day

September	Labor Day

October	Columbus Day

November	Thanksgiving Day

December	Christmas Day

No heating, air conditioning or janitorial service will be provided on these days.

B-1

EXHIBIT C SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREAS SERVICES: LOBBIES, ENTRANCEWAYS AND COMMON AREAS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Empty all trash receptacles and remove collected waste to dumpster. Replace plastic liners as needed. Damp wipe all exterior surfaces of containers. Liners to be provided by customer.	X

Remove by sifting all cigarette ashes and butts from sand urns. Replace discolored sand as necessary. Damp wipe all exterior surfaces on containers.	X

Spot clean by damp wiping, fingerprints, smears and smudges on walls, doors, frames, kick and push plates, handles, light switches, elevator call and directory plates, glass partitions, entry doors and building directories.	X

Dust and damp wipe as required, all horizontal and vertical surfaces of furniture.	X

Clean both sides of all door glass and damp wipe door frames and handles.	X

Dust mop all hard floor surfaces.	X

Clean interior glass walls.	X

Clean and sanitize all drinking fountains.	X

Wash and rinse al hard floor surfaces.	X

Vacuum daily.	X

C-1

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: ELEVATOR
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Wipe clean all metal surfaces of elevator doors and interior panels.	X

Vacuum, clean and polish as necessary, elevator doors and tracks.	X

Vacuum clean carpeted floor surfaces in elevators. Inspect for spots and stains and other foreign matter and remove where possible.	X

C-2

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: GENERAL OFFICE AREAS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Empty all trash receptacles and remove collected waste to dumpster. Replace plastic liners as needed. Damp wipe all exterior surfaces of containers.	X

Empty all recycling containers and remove collected material to recycling dumpster.		X

Clean and sanitize all drinking fountains using a germicidal detergent solution. Clean all exposed metal surfaces.	X

Dust and spot clean, all horizontal surfaces of counter tops, desks, chairs, tables, office equipment, lights, window ledges, and units, partitions and filing cabinets.	X

Spot clean by damp wiping fingerprints, smears and smudges on walls, partitions, doors, door frames, and light switches.	X

Vacuum clean all traffic lanes and obviously soiled carpeted areas.	X

Vacuum clean all exposed carpeted floor surfaces, including edges, corners, and under easily moved furniture. Inspect carpet for spots and stains, and remove where possible.	X

Dust mop and spray buff all hard floor surfaced flooring.		X

C-3

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: EXECUTIVE OFFICE AREA. CONFERENCE ROOMS AND TRAINING ROOMS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Empty all trash receptacles and remove collected waste to dumpster. Replace plastic liners as needed. Damp wipe all exterior surfaces of containers.	X

Empty all recycling containers and remove collected materials to recycling dumpster.		X

Dust and spot clean all horizontal surfaces of counter tops, desks, chairs, tables, office equipment, window ledges and heating units, partitions and filing cabinets, polish as needed.	X

Spot clean by damp wiping fingerprints, smears and smudges on walls, partitions, doors, door frames and light switches.	X

Dust all pictures, charts and similar wall hangings.		X

Damp wipe all telephones.		X

Vacuum clean all exposed carpeted floor surfaces, including edges, corners, and under easily moved furniture. Inspect carpet for spots and stains and remove when possible.	X

Hand brush or vacuum clean all upholstered furniture as needed.			X

Clean all interior glass.	X
Empty and damp wipe all ash trays, removing all visible signs of tar and ash haze.	X

Clean and sanitize all drinking fountains using a germicidal detergent solution. Clean all exposed metal surfaces.	X

C-4

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: RESTROOMS AND LOCKER AREAS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Clean and polish all chrome fittings and brightwork, including shelves, flushometers and metal dispensers.	X

Clean, sanitize and polish all vitreous fixtures including toilet bowels, urinals, and sinks using a germicidal detergent solution.	X

Clean and sanitize both sides of all toilet seats with a germicidal solution.	X

Clean and polish all mirror and glass.	X

Dust and spot clean all toilet partitions, tile/walls and receptacles.	X

Remove spots and splashes from urinal wall partitions.	X

Wash and sanitize all partitions, tile walls and enamel surfaces.			X

Empty all refuse containers, inserting liner as needed.	X

Refill all dispensers including sanitary napkins, soap, toilet tissue, paper towels, cups, etc.	X

Wash and sanitize exterior of all containers.	X

Dust mop or sweep floors thoroughly; wash and rinse using a germicidal detergent solution spray buff when applicable.	X

Machine scrub and rinse all floor surfaces.		X

Dust all exposed surfaces of lockers and fully clean all showers using a germicidal detergent solution.	X

Dust or vacuum clean ceiling diffusers.			X

C-5

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: COMMUNICATING STAIRWAYS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Sweep stairs and dust handrails.	X

Wash stairwells.	X

C-6

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: COMPUTER ROOMS
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Empty all trash receptacles and remove collected waste to dumpster. Replace plastic liners as needed.	X

Dust mop hard floor surfaces and damp mop any spills or stains.	X

C-7

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: KITCHENETTES
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Empty all trash receptacles, and remove trash to dumpster. Remove and replace plastic liner and wash exterior surfaces of container with a germicidal detergent solution.	X

Wash interior of trash receptacles using a germicidal solution.		X

Dust and damp wipe all counter tops, removing all visible stains and spills.	X

Brush clean, and spot clean, as needed, all cafeteria chairs.	X

Damp wipe all cafeteria and lunch room tables.	X

Damp wipe all appliances, removing all signs of spillage and stains.	X

Dust mop hard surface floors, and damp mop and rinse removing spots and stains.	X

Damp mop and spray buff hard surface floors maintaining a high gloss shine.		X

Clean all vending machines.	X

Refill paper towel dispensers.	X

Dump coffee pots and rinse.	X

C-8

SPECIFICATIONS FOR CORNERSTONE CORPORATION JANITORIAL SERVICE SCHEDULE 500 RIVER RIDGE DRIVE NORWOOD AREA SERVICED: EMERGENCY STAIRWAY
SERVICE 5 DAYS A WEEK, MONDAY THROUGH FRIDAY	DAILY	WEEKLY	MONTHLY	SEMI ANNUAL	ANNUAL

Police for litter.		X

Sweep stairs and dust handrails.			X

C-9

EXHIBIT D

RULES AND REGULATIONS

1. The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. No curtains, blinds, shades, screens or plants shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Such awnings, projections, curtains, plants, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner approved by Landlord.

3. A building directory listing Tenant’s name and location will be maintained in the main lobby of the Building by and at the expense of Landlord and the number of such listings shall be at the discretion of Landlord. No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the outside of the Premises or the Building or so as to be visible from outside the Building . No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by any Tenant on any part of the inside of the Premises or the Building without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to the Tenant or Tenants violating this rule. Interior signs on doors and directory tablet shall be inscribed, painted or affixed for each Tenant, at each Tenant’s expense, and shall be of a size, color and style acceptable to Landlord.

4. The sashes, sash doors, skylights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

5. No show cases or other articles shall be put in front of, or affixed to any part of the exterior of the Building, nor placed in the lobby, halls, corridors, vestibules or fire escapes, stairways or mechanical rooms.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substance shall be thrown therein. All damages resulting from any misuses of the fixtures shall be borne by the Tenant who, or whose servants, employees, agents, visitors or licensees, shall have caused the same.

7. Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building of which they form a part, except in connection with hanging artwork, furnishings or decorations. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in contact with the floor of the Premises, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

D-1

8. No, vehicles or animals of any kind shall be brought in or kept about the Premises, and no cooking shall be done or permitted by Tenant on the Premises except for preparation of beverages and heating foods and liquids in a microwave oven. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

9. No space in the Building, except as provided in individual leases, shall be used for manufacturing, for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction.

10. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. Tenant shall not throw anything out of doors, windows, skylights or down the passage ways.

11. Tenant, including any of Tenant’s servants, employees, agents, visitors, or licensees, shall not at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance, except to those normally used or kept in business offices.

12. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant must, upon the termination of its tenancy, restore to Landlord all keys (properly labeled) of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant and in the event of the loss of any keys, so furnished, Tenant shall pay Landlord the cost thereof. In the event any locks are inoperable upon the termination of the tenancy, the Tenant shall pay for repair thereof unless caused by Landlord’s negligence.

13. All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place during the hours which Landlord or its agents may reasonably determine from time to time; and in the event Landlord incurs any expenses, including costs for overtime wages for building personnel, in connection with said removals or carrying in or out, said expenses shall be paid by Tenant. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations or the lease of which these Rules and Regulations are a part.

14. Tenant shall not occupy or permit any portion of the Premises demised to him to be occupied for the possession, storage, manufacture or sale of liquor, or of any illegal or hazardous substance except for those normally used or kept in business offices.

D-2

15. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising. Tenant shall not use the name of the Building or its owner in any advertising without the express consent in writing of Landlord.

16. Tenant shall not install or permit the installation or use of any machines dispensing goods for sale, including without limitation foods, beverages, cigarettes or cigars. No food or beverage shall be carried in the public halls and elevators of the Building except in closed containers.

17. The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

18. Canvassing, soliciting and peddling in the Building is prohibited and each Tenant shall cooperate to prevent the same by notifying Landlord. Landlord reserves the right to inspect any parcel or package being removed from the Building by Tenant, its employees, representatives and business invitees.

19. There shall not be used in any space or in the public halls of the Building, either by a Tenant or by jobbers or others in the delivery of or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

D-3

EXHIBIT E

SHARED PRESENTATION ROOM

E-1

EXHIBIT F

● LANDLORD/TENANT RESPONSIBILITY MATRIX

Tenant: Corbus Pharmaceuticals

Landlord: Cornerstone

Property:500 River Ridge Drive, Norwood

MA, 2nd Floor

Description	Tenant Responsibility	Landlord Responsibility	Comments
Ensuring properly functioning HVAC system including VAV boxes		X	Landlord is responsible for properly functioning HVAC system. Landlord responsible for repairing or replacing any nonfunctioning VAV boxes. All repairs, replacement and maintenance of HVAC system including VAV boxes during lease term shall be Landlord’s responsibility.
Replace first floor roof with rubber membrane and no rocks		X
Building permits for Construction	X		Tenant’s contractor shall be responsible for securing the permit and tenant will pay any out of pocket costs, including mutually agreed architectural and engineering fees
Mechanical, HVAC, plumbing and building waste systems all in good working order		X
Mechanical and other drawings required for building permits	X		Tenant to engage architectural and engineering firms to prepare all required documentation for permitting.
Fire Alarm devices within Tenant areas, connected to Base Building system and addressable Fire Command Center	X
Reconstruction and buildout of tenant space including electrical work, lighting, walls flooring , ceiling and any plumbing to tenant kitchen within tenant space	X		Tenant to hire and enter into contract with General Contractor
Adding software and controls to elevator that only allow access to 2nd Floor with card or FOB access	X		Tenant is responsible for software and controls of elevator security.
Lighting in base building areas		X	Landlord is responsible for common area lighting.
Install signs: 1 on building, 1 monument signs at curb on River Ride and 1 on Route 1	X		Size and location to be mutually acceptable but similar in size to Blue Hill Banks signs.
Install sign within Directory Listing within the building		X
Base Building telecommunications room		X

Guarantee-1

Telephone/data system, including service, wiring and distribution	X
Modification of sprinkler piping and head layout to suit tenant build-out	X
Security system to enter building		X
Modifying and securing the glass door to the third floor so that third floor tenant cannot access the 2nd floor and Corbus can’t access the third floor		X	Blue Hills bank presently has access to 2nd floor. Landlord will modify and/or remove glass door and stairwell as needed and determined by Landlord to secure the Premises.
Security system to enter tenant space	X

Guarantee-2